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The following is a transcript of the investor conference call conducted on October 24, 2006 by Cambrex Corporation relating to the proposed sale of the Bioproducts and Biopharma businesses to Lonza Group:
Forward Looking Statements
This transcript contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and
Rule 3b-6 under The Securities Exchange Act of 1934, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions are used in connection with any discussion of future events and financial and operating performance. The forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, changes in foreign exchange rates, performance of minority investments, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials, the possibility that the value of the acquisition of PermaDermTM cultured skin may not be realized or that our plans to obtain a Humanitarian Device Exemption, completion of clinical trials and commercialization of PermaDerm cultured skin in the United States may not be successful, the Company may not receive regulatory approval for its products, the outcome of the evaluation of strategic alternatives, the satisfaction of the conditions to closing set forth in the stock purchase agreement with Lonza and the availability of financing on favorable terms in order to fund the portion of the special dividend that is not being funded from proceeds of the sale.
For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2005 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the Securities and Exchange Commission, including the Current Report on Form 8-K filed on October 24, 2006. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
In connection with the proposed sale and required stockholder approval, Cambrex will file a preliminary and definitive proxy statement and other relevant documents with the Securities and Exchange Commission. Its stockholders are urged to read the definitive proxy statement when it becomes available, because it will contain important information about the sale. Cambrex stockholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission's website, www.sec.gov. The final proxy statement will be mailed to Cambrex stockholders. In addition, documents filed with the Securities and Exchange Commission by the Company will be available free of charge from the Company. The Company and its officers and directors will be soliciting proxies from stockholders of the Company in favor of the proposed transaction. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission.

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

CBM - Cambrex Conference Call

Event Date/Time: Oct. 24. 2006 / 9:30AM ET

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call
CORPORATE PARTICIPANTS
Luke Beshar
Cambrex Corporation — EVP and CFO
Jim Mack
Cambrex Corporation — President and CEO
CONFERENCE CALL PARTICIPANTS
Mike Sison
KeyBank Capital Markets — Analyst
Richard Mansouri
Para Advisors — Analyst
Dave Hammond
Derivative Consulting Group — Analyst
Joe Mainelli
David J. Greene & Co. — Analyst
Ted Hillenmeyer
Analyst
Darryl Pardi
CR Intrinsic Investors — Analyst
PRESENTATION
Operator
Good morning. My name is Yolanda and I will be your conference operator today. At this time I would like to welcome everyone to the Cambrex strategic alternatives conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (OPERATOR INSTRUCTIONS)
Mr. Beshar, you may begin your conference.
Luke Beshar - Cambrex Corporation — EVP and CFO
Thank you, Yolanda. Good morning, ladies and gentlemen. Thanks for joining us on this call to address the status of our evaluation of strategic alternatives and the resulting agreement to sell our Bioproducts and Biopharma businesses to Lonza Group, the Swiss life sciences company.
We’re very pleased to provide you with a detailed overview of these matters and the value it provides to our stockholders, but before we begin I do need to provide the following safe harbor customary comments regarding forward-looking statements.
Today’s discussion will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and [of 3b-6] of the Securities Exchange Act of 1934. These statements may be identified by the fact that the words such as expects, anticipates, intends, estimates, believes, or similar expressions are used in connection with any discussion of future events and financial and operating performance. These statements are based on Cambrex’s current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to materially differ from those set forth in the forward-looking statements. For further information, please refer to our reports and filings with the SEC.
Cambrex plans to file with the SEC and mail the stockholders a proxy statement in connection with a special meeting of stockholders to be called to approve the sale of Biopharma and Bioproducts, which we will refer to as the Bio Businesses during this morning’s call. The proxy statement will contain important information about Cambrex, the Bio Businesses transaction, and related matters. Investors and security holders are urged

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call
to read the proxy statement carefully when it is available. Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed by Cambrex with the SEC at www.SEC.gov.
In addition investors and security holders will be able to obtain free copies of the proxy statement from Cambrex by contacting Peter Tower, Senior Vice President and General Counsel and Secretary of Cambrex. Cambrex and its executive officers and directors may be deemed under SEC rules to be participants in the solicitation of proxies for Cambrex shareholders with respect to the proposed Bio Business transaction. Information regarding the executive officers and directors of Cambrex is included in the definitive proxy statement for its 2006 annual meeting filed with the SEC on June 9, 2006.
More detailed information regarding identity of potential participants and the direct or indirect interests by securities, holdings or otherwise will be set forth in the proxy statement to be filed with the SEC in connection with the proposed Bio Business transaction.
I would like to draw your attention to the fact that both the press release announcing this transaction as well as several slides that summarize today’s discussion are posted on our website at Cambrex.com, and will be filed with the SEC on a current report on Form 8-K. You may find it helpful to review these slides as we proceed through this morning’s call.
With that, it is my pleasure to introduce Jim Mack, Cambrex’s Chairman, President, and Chief Executive Officer.
Jim Mack - Cambrex Corporation — President and CEO
Good morning, everyone. It is my pleasure to discuss with you this morning the sale of Cambrex Bioproducts and Biopharma businesses that we announced earlier today. With me this morning in addition to Luke Beshar, our CFO, is Peter Tower, our General Counsel.
I’m going to begin by discussing the strategic rationale and process behind today’s announcements. I will then turn the call back over to Luke, who will first review the terms and structure of the transaction, which we believe are very favorable to Cambrex stockholders, and then he will give you an overview of the remaining Human Health business and its growth strategy going forward. I will conclude with some final comments before opening the call up to questions.
Let me start by saying that we believe this transaction represents the best value creation alternative for Cambrex stockholders available to the Company at this time. Stockholders will receive full and fair value for their ownership of the Bio Businesses through the payment of a special cash dividend which Cambrex intends to augment through new borrowings plus it will own a continuing interest in our attractive Human Health business, which we believe will benefit from the enhanced focus on growth and profitability.
Slight three in our presentation provides a high-level summary of key benefits of this transaction for our stockholders. I would like to spend a few moments talking about the exhaustive process we conducted to arrive at this outcome. For those of you following along in the presentation, the highlights of this review are outlined on slides four and five.
If you recall at the beginning of 2006, Cambrex announced our intention to explore strategic alternatives and the retention of Bear Stearns to advise our Board on options for maximizing shareholder value. Over the past several months, we engaged in a deliberate and thorough process during which Bear Stearns solicited and received indication of interest from numerous potential strategic and financial buyers seeking to acquire all or part of the company.
While the indications of interest encompassed a variety of transaction structures, we did not receive a firm bid for the entire company at what we believed was a fair value. Our Board also determined that none of the various offers for Human Health business adequately reflected its underlying value.
In light of these developments, our Board of Directors determined that the sale of our Bioproducts and Biopharma businesses to Lonza for $460 million in cash and the continued operation of our Human Health business represented the most compelling means for realizing value for Cambrex stockholders.
We also believe that this result presents an excellent outcome for our Bioproducts and Biopharma employees and for the two businesses themselves. Given both the size and the resources of Lonza’s organization, the Bio Businesses can now accelerate the progress of their substantial growth initiatives.

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call
The Cambrex Human Health business that we will now focus on is a profitable business serving growing markets such as high potency, high containment, taste masking, and BEA controlled substances. We have an excellent track record with regulators and we enjoy solid customer relationships. When we look at prospects for this business we see great opportunities for the niche markets we serve and for the overall growth of the API market. Our priority will be to rebalance our productlines to position us in the fastest-growing parts of the market and to use the skills we have developed in custom development and custom manufacturing to grow our share of those market niches.
We will continue to seek out accretive bolt-on acquisition targets to bolster our organic growth and we will continue to explore strategic alternatives as they arise. I want to point out that we are committed to taking steps necessary to make Human Health a more streamlined, focused business.
The sale of our Human Health facilities in Cork, Ireland and Landen, Belgium that we announced last week is just one part of this process. We will also undertake a number of initiatives to reduce our corporate overhead in light of the decrease in both the scale and complexity of Cambrex operations.
I would now like to turn the call back over to Luke.
Luke Beshar - Cambrex Corporation — EVP and CFO
Thanks, Jim. We’re really excited about the Bio Business transaction and the value creation it affords our shareholders. You’ll find a summary of the key transaction terms on slides six of the strategic alternatives update presentation and I would like to draw some particular points to your attention.
First, we’ve structured this as a very tax efficient transaction for Cambrex and with a total sale consideration of $460 million, we expect to realize net proceeds of approximately $450 million after transaction costs and taxes. The proceeds will be used to repay all outstanding debt under the Company’s existing credit facility and to help fund the special dividend to our stockholders.
Second, the sale contract is essentially structured as a public company deal. Among other benefits to shareholders, this structure results in Lonza assuming all liabilities of the Bio Businesses other than tax and certain employee benefit liabilities incurred preclosing.
Third, assuming approval by the Cambrex shareholders, this deal offers high certainty to close as the purchase is not subject to any financing conditions and is only subject to customary regulatory reviews. We expect to close the Bio Business transaction in the next 90 to 120 days.
Last but not least, under the terms of the agreement that allows Cambrex’s Board of Directors to consider unsolicited superior acquisition proposals which include these businesses if they are presented between signing and stockholder approval, subject to a customary breakup fee.
I would now like to take you through key facts that illustrate why the sale of Bio Businesses deliver full and fair value to Cambrex shareholders. You can see an overview of these on slides seven of the presentation.
In this sale we’re realizing a multiple of 15 times trailing 12 months EBITDA, which we attribute to the high quality of the Bioproducts businesses as well as to the competitive sale process. We believe the price paid by Lonza unlocks the true value of the undervalued Bioproducts business. This transaction also eliminates the significant drain on cash and profitability caused by the Biopharma segment losses and the high execution risk associated with the separate sale of the Biopharma business.
The Biopharma business has been extremely disappointing and the additional time and investment required to operate the business profitably is frankly beyond our resources. Therefore, this single transaction with Lonza represents an outstanding shareholder outcome.
Turning to the Cork and Landen sale that we announced last week, we decided to divest these assets as part of the drive to improve the profitability of the Human Health business. This opportunity, which arose during the strategic review process, enabled us to exit certain noncore and underperforming Human Health facilities. Both these businesses face several challenges including dependence on mature productlines, high capital expenditure requirements, increasing competitive pressure, and high-cost facilities. The resulting outlook was for operating losses and negative free cash flow for the foreseeable future, which we obviously would not allow to materialize.
We therefore initiated a process to sell these facilities while preparing contingency plans for other facility rationalization alternatives. While one might wonder why we sold the businesses for no cash, it is actually a big win because it immediately improves Human Health operating results

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call
and cash flow and eliminated significant potential shutdown costs of 20 to $25 million. And don’t underestimate the value of elimination of management distraction in either scenario. We expect to close on the sale of these two facilities within the next 30 days.
I would now like to review the special dividend resulting from this strategic alternative evaluation process. Following the expected completion of the sale of the Bio Businesses in early 2007, we anticipate making a special dividend to shareholders funded from the net proceeds of the transaction plus an additional $125 million to $150 million from new lines of credit that Cambrex expects to secure after closing. Assuming financing can be arranged on favorable terms at the currently anticipated levels, Cambrex forecasts the special dividend to be approximately $13.50 to $14.50 per share. This information is on slide nine of the investor presentation.
I would now like to spend a few minutes discussing the potential we see in Human Health businesses as a stand-alone entity and some of the initiatives that we will be undertaking to foster growth and increase profitability. Please see slides 10 and 11 for an overview of the assets, opportunities, and strategy for Human Health.
The Human Health business encompasses a broad portfolio of products and services from process development and manufacturing approximately 120 active pharmaceutical ingredients, advanced pharmaceutical intermediates, special intermediates, and other applications. Even in periods of industry overcapacity and a reduced market demand, the Human Health business has consistently delivered industry-leading sales and EBITDA margins. It is focused on niche markets which are growth oriented such as high potency, high containment, DEA controlled substances, and is recognized as a premier player in the generic API business.
Following the sale of Cork and Landen, the business has four modern facilities remaining, two in the U.S. in Charles City, Iowa and New Brunswick, New Jersey and two in Europe in Karlskoga, Sweden and Milan, Italy. We are confident that our strong customer relationships, excellent regulatory track record, and talented employee base give us a solid foundation for a new business in the growing healthcare markets.
We believe we are uniquely positioned to capitalize on the expected growth in the global consumption of active pharmaceutical ingredients, which represents Human Health’s primary business. We will also consider acquisitions that meet our rigorous criteria and will accelerate the rebalancing of our remaining product lines.
Concurrent with these initiatives, as Jim mentioned, we will be realigning our corporate cost structure to appropriately reflect the size of the remaining business. We expect to realize annualized cost savings through this reduction of overhead of approximately $8 million per year. Of course consistent with these fiduciary responsibilities, the Board also intends to evaluate any strategic opportunities for the Human Health business as they may arise.
On slide 12, you’ll see a pro forma financial picture for Cambrex for 2005 and the first half of 2006. The data presented assumes that Biopharma, Bioproducts, Cork, and Landen businesses were all divested as of January 1, 2005, but also reflects the Company’s current estimate of post the vestiture of corporate headquarters expense before any restructuring costs.
You’ll see that with revenues of approximately $225 million, the business generates 38% gross margins, 15% EBIT margin, and 24% EBITDA margin. And that is the base that we will use to grow now that we are a focused pharmaceutical services company.
While we have the plan in place, there is still some hard work to do to complete our transformation, which is outlined on slide 13. Including preparing and submitting to the SEC and distributing to shareholders proxy materials, conducting a special shareholder meeting to vote on the Bio Businesses transaction, and arranging financing to increase the dividend to shareholders.
As we get closer, we will update you with additional information relating to the date of the stockholder meeting and the exact amount and timing of the dividend and the leverage.
With that, I would like to turn the call back to Jim for a brief discussion of corporate governance initiatives, some closing comments, and then over for Q&A.
Jim Mack - Cambrex Corporation — President and CEO
Okay, Luke. Thank you. Before I conclude and open up the call for questions, I want to make sure you are aware of the corporate governance initiatives that we will be giving shareholders an opportunity to vote on at next year’s annual meeting. Our Board of Directors in order to give stockholders a greater voice and a future direction of the company will include a proposal to declassify the Company’s Board of Directors. This

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call
proposal underscores our commitment to be responsive to stockholders and to implementing best practices in corporate governance. If this proposal is approved, the Board also expects to implement majority voting for directors.
My last comments are about our people. To the Cork and Landen teams, I thank you for your loyal service and am delighted that we are able to join you with an organization who is committed to your turnaround and investing in your business.
To the Bioproducts and Biopharma teams, I am humbled by your yeoman’s job you did in participating in a very rigorous and demanding sale process while not allowing it to unduly distract you from your customers and initiatives to grow your business.
To the Human Health employees, I’m happy for you as your future is bright as you will be the single focus of Cambrex going forward.
To the corporate team, I thank you for your incredible hard work over this process, particularly given the inherent uncertainty that comes with such an undertaking and doing it in addition to the everyday tasks that come with operating a public company.
With that, I want to emphasize once again our belief that Cambrex achieved the most favorable outcome for its stockholders both in terms of cash dividend you can look forward to receiving as well as the value that we believe your ongoing investment in Human Health business will create.
With that, Yolanda, we would now like to open it for questions.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS) [Dan Lanar].
Unidentified Speaker
How many NOLs would you have left on your balance sheet after the sale of Bioproducts and Cork and Landen and Biopharma?
Luke Beshar - Cambrex Corporation — EVP and CFO
Dan, we are going to have residual NOLs. I do not know the number off the top of my head, but the way we structured the transaction it is going — we are going to trigger a loss on sale of Biopharma and we have $90-some million of NOLs going into the year. I do not have the number off the top of my head. I’m going to say it is probably less than $50 million of NOLs. It is not a lot but it is also not inconsequential.
Unidentified Speaker
Okay, and as far as the $8 million in cost reductions you plan to initiate on the remainder of business, for what time period do you think those can be enacted?
Luke Beshar - Cambrex Corporation — EVP and CFO
Those are — we are going — the planning process is underway on that. We will finalize the planning process in the not too distant future and the wild-card is going to be how do we overlay the transition service agreements that we need to support for the sole businesses? I would think that we will roll that out in 2007 and exact finite completion date, we have not gotten that level of granularity, but I would think safely by the second quarter.
Unidentified Speaker

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call
Okay, and then final question, what are the status of any residual environmental liabilities or any other liabilities that might be piled on to the remaining Human Health business?
Jim Mack - Cambrex Corporation — President and CEO
We are continuing to work on those. We have some residual liabilities from the Rutherford sale which are coming along quite nicely. The other locations are not too difficult.
Unidentified Speaker
Thank you.
Operator
Mike Sison.
Mike Sison - KeyBank Capital Markets — Analyst
Congrats on the deal. Luke, when you take a look at the pro forma numbers that you provided through June, it looks like expense as a percent of sales is going to be running around 22%. R&D has typically run between 4 and 5. So I guess going forward is SG&A in that high teens, 18 to 19, sort of a good run rate? That is pre the cost savings, right?
Luke Beshar - Cambrex Corporation — EVP and CFO
No, the pro formas assume the go forward corporate G&A rate.
Mike Sison - KeyBank Capital Markets — Analyst
Oh, it does, including the cost savings?
Luke Beshar - Cambrex Corporation — EVP and CFO
Including the cost savings.
Mike Sison - KeyBank Capital Markets — Analyst
What about R&D? How R&D intensive is this business, Jim?
Jim Mack - Cambrex Corporation — President and CEO
Not as intensive as Bioproducts. It is probably similar to what we would have experienced historically. Actually the generics business R&D is quite low and the regular pharma business is about 3%.
Luke Beshar - Cambrex Corporation — EVP and CFO
Yes, we have not gotten to that level of granularity, frankly, but just to back up Jim’s comments, the whole portfolio, the Bioproducts business was always the most R&D intensive of the group. So my sense is that the R&D run rate is going to probably be in the 3 to 4% for the new company, but we obviously have a lot of work to do reconfigure it.

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call
Mike Sison - KeyBank Capital Markets — Analyst
Okay. Jim, if you take a look at — you talked positively about the growth prospects. Will you need a — who is going to lead the charge? Is there going to be a CEO search or bring somebody within? I know Gary Mossman left, so who is going to take it to expand the growth prospects of Human Health longer-term?
Jim Mack - Cambrex Corporation — President and CEO
That is a good question. The team we have right now really has a lot of work to do to get through the transaction and put the plans in place for Human Health going forward. I am going to stay to do that and then inconsistent with that and with the Board’s involvement, we expect we would have an orderly transition to a new CEO sometime in ‘07.
Mike Sison - KeyBank Capital Markets — Analyst
Got you. Okay, great. Thank you.
Operator
Richard Mansouri.
Richard Mansouri - Para Advisors — Analyst
Firstly, congratulations on putting together such a really creative and tax efficient transaction. It is a really impressive deal you have struck. Just two questions. One just generally approximately how much cash? Do you guys have as of the last quarter you had something around $30 million. Do you have about that same amount on the balance sheet give or take?
Luke Beshar - Cambrex Corporation — EVP and CFO
Give or take, yes.
Richard Mansouri - Para Advisors — Analyst
Okay. Secondly can you just comment in general about the trends that you are seeing in the API business? Are you seeing a shift towards more pharmaceutical companies outsourcing to companies like yourself?
Jim Mack - Cambrex Corporation — President and CEO
Actually — this is Jim, Rich, actually we are seeing a fundamental strengthening in the underlying trends and I think that has been going on for about 18 months and it is impacting both the branded outsourcing and strengthening in our generics. So we have a very, very robust pipeline of projects in our contract development which we think will carry right through to contract manufacturing.
Richard Mansouri - Para Advisors — Analyst
Understood. I appreciate it and congratulations once again.
Operator
Dave Hammond.

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call
Dave Hammond - Derivative Consulting Group — Analyst
What is the tax treatment on the special dividend?
Luke Beshar - Cambrex Corporation — EVP and CFO
That would be to a regular dividend which we understand is subject to a 15% U.S. tax rate for U.S. residents. We are — depending on the amount of the dividend and the amount of the accumulated earnings and profits, part of the dividend may actually be deemed to be a distribution of return of capital, which would be tax-free. We are in the midst of finalizing that analysis and we will probably take another week or two to conclude that. But I think it is safe to say the lion’s share will just be considered regular dividend subject to 15% tax.
Dave Hammond - Derivative Consulting Group — Analyst
Okay, so the lion’s share will just be treated as a regular dividend and a certain portion will be return of capital but you don’t know how much?
Luke Beshar - Cambrex Corporation — EVP and CFO
No, I said there is a potential, depending on how much we lever up and how the analysis plays out in terms of analyzing our accumulated earnings and profits from a tax perspective, there is a possibility that a portion of that will be deemed to be a return of capital. We just do not have that level of granularity here this morning.
Dave Hammond - Derivative Consulting Group — Analyst
I got you. With regards to financing, you have a range of $125 million $150 million, is this something that you expect to be done contemporaneously with the closing of the sale of the Bio Businesses to Lonza, or is this something that you will kind of get going once the sale is closed?
Jim Mack - Cambrex Corporation — President and CEO
The process at a high level is the next couple of three weeks we’re going to be focused on the proxy and then we will then shift towards the financing, so the financing — the activities that raise the financing will probably be largely be November, December, and January. The goal would be after closing on the Bio Businesses transaction to then originate that financing very shortly before the dividend distribution.
Dave Hammond - Derivative Consulting Group — Analyst
So if we were trying to think about how much time between closing of the Bio Businesses sale and I guess the dividend, roughly how long do you think that would be?
Luke Beshar - Cambrex Corporation — EVP and CFO
I would think it would probably be less than 60 days, but the Board has not really set the dividend record or payment date. But we will key it off of that, which is to say I’m not going to originate the financing until I am pretty close to actually paying the dividend. But we will secure it and lock it up as soon as we can and then we will actually draw it when it is most cost-effective.
Dave Hammond - Derivative Consulting Group — Analyst
Okay, thank you very much.
Operator

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call
Joe Mainelli.
Joe Mainelli - David J. Greene & Co. — Analyst
I am just trying to back into what the new corporate overhead run rate will be if I assume you achieve your $8 million in cost reductions. I’m trying to get to a segment level EBITDA for the Human Health ongoing.
Luke Beshar - Cambrex Corporation — EVP and CFO
If you want to know the segment level EBITDA, if you look on page 12, assuming the new corporate overhead, we think the business given last year’s run rate is a $53 million to $54 million EBITDA run rate and a $33 million EBITDA. So page 12 on the —
Joe Mainelli - David J. Greene & Co. — Analyst
I see that, but what is the corporate level? I go back to your 10-K and I can see that the Human Health did $70-ish million EBITDA, so you guys are assuming that there is $17 million in corporate overhead remaining post this transaction on a run rate basis?
Luke Beshar - Cambrex Corporation — EVP and CFO
Actually that is pretty close, yes.
Joe Mainelli - David J. Greene & Co. — Analyst
All right, then I did not catch the answer to Richard’s question. How much cash is going with the sale of these two units of the $30 million on the balance sheet?
Luke Beshar - Cambrex Corporation — EVP and CFO
None of it. That is not an inconsequential. It was probably an oversight on my part. The deal at 15 times — that was debt free, cash free, so there’s about $9 million to $10 million of cash in the Bio Businesses that we keep.
Joe Mainelli - David J. Greene & Co. — Analyst
You keep, okay. Then what is the number in terms of fully diluted shares that will receive the call it the $14 dividend?
Luke Beshar - Cambrex Corporation — EVP and CFO
I don’t know that because that is somewhat of a moving target depending on the stockprice and the option exercises between now and the dividend distribution but are fully diluted now as hanging around 27 million.
Joe Mainelli - David J. Greene & Co. — Analyst
Most of the options are at 26 and change, correct?
Luke Beshar - Cambrex Corporation — EVP and CFO
I’m sorry?

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call
Joe Mainelli - David J. Greene & Co. — Analyst
Most of the options that are exercisable are at slightly higher levels than the current share price is trading. Is that correct?
Luke Beshar - Cambrex Corporation — EVP and CFO
The fully diluted analysis factors in, assumes that the in the money options are exercised. And then you are going to the market and repurchase the stock with the net proceeds. If we end up — if the in the money options do all exercise between now and date of close and there is no repurchases it would be higher than 27, but I just don’t know that number right now.
Joe Mainelli - David J. Greene & Co. — Analyst
Then what is the tax rate for the ongoing business in Human Health that we should be assuming?
Luke Beshar - Cambrex Corporation — EVP and CFO
That’s a great question and it’s going to in large part depend on the financing, the amount of financing, and the interest rates. The new company is expected to be slightly breakeven to slightly profitable in the U.S. and so it will just depend on how much financing we originate and what the interest rate is and then that will likely put us into a pretax U.S. pretax loss. So you can sort of run the numbers — I guess you can’t run the numbers. If you take the operating profit and you assume a 35% effective tax rate worldwide for that business and then whatever interest rate and debt leverage you assume, you assume that — not tax deductible for U.S. purposes, that can back you into the effective tax rate.
Joe Mainelli - David J. Greene & Co. — Analyst
Can you talk about your expectations with respect to Human Health this year or is that a question for sort of next year or I guess — (multiple speakers)?
Luke Beshar - Cambrex Corporation — EVP and CFO
We will address guidance on next week’s earnings call.
Joe Mainelli - David J. Greene & Co. — Analyst
Thanks.
Operator
[Ted Hillenmeyer].
Ted Hillenmeyer Analyst
On your assumptions on page 12 with the debt of $125 million to $150 million, does that assume that you use the cash that’s on the balance sheet?
Luke Beshar - Cambrex Corporation — EVP and CFO
That does not. A good portion of that cash is trapped in Europe and it would be tax inefficient to bring it back.

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call
Ted Hillenmeyer Analyst
Then for the NOL that you mentioned that might be just south of $50 million.
Luke Beshar - Cambrex Corporation — EVP and CFO
I did not say just south. It is going to be less than $50 million. I just don’t know the number exactly.
Ted Hillenmeyer Analyst
Is that primarily U.S.?
Luke Beshar - Cambrex Corporation — EVP and CFO
That will be a U.S. NOL, that’s correct.
Ted Hillenmeyer Analyst
So based off your EBIT potential use it up in a year or so?
Luke Beshar - Cambrex Corporation — EVP and CFO
It is pretax. It is going to be — the pretax earnings — we would need the first whatever number the NOL is, the first ex million of pretax earnings would be free of tax, that’s correct.
Ted Hillenmeyer Analyst
Thank you.
Luke Beshar - Cambrex Corporation — EVP and CFO
Actually let me back up for a minute. I have to look at that. Because of the layering I’m not sure whether — we’re going to realize a capital gain on Bioproducts, a capital loss on Biopharma, then we have an NOL. And frankly I don’t know how the layering works from an IRS perspective, which ones get eaten to first. So I probably need to caveat that — I need to get back to you on that.
Operator
Darryl Pardi.
Darryl Pardi - CR Intrinsic Investors — Analyst
Did these actions change your focus on finding a buyer for Human Health? And.
Jim Mack - Cambrex Corporation — President and CEO
Well, I think our current focus is to implement the actions that we have taken, closing Cork and Landen and making sure we’ve got the process well underway towards closing on the Bio Businesses. The second and third focus will be on continuing to resolving other outstanding issues

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call
with the Human Health business. Those things combined may attract an interested party and if that is the case, we will give it aggressive and serious consideration. But we need to take those actions and make sure they are well in place before we can get distracted into that area.
Darryl Pardi - CR Intrinsic Investors — Analyst
Okay. People have been asking about the NOLs but you also had $41.5 million of credits heading into the year.
Luke Beshar - Cambrex Corporation — EVP and CFO
You know, the transaction is going to consume all — substantially all the NOL and the credits that were outstanding pre the transaction will be consumed with a modest amount left over and they will either be NOLs or capital loss carryforwards. I honestly just don’t know the characterization. We have really been focused on this deal and the tax linkage associated with the deal and I’m sure my tax team has that information. I just don’t have it at my fingertips.
Darryl Pardi - CR Intrinsic Investors — Analyst
Okay, thank you.
Operator
(OPERATOR INSTRUCTIONS)
Luke Beshar - Cambrex Corporation — EVP and CFO
We will take one more question.
Operator
Okay sir.
Luke Beshar - Cambrex Corporation — EVP and CFO
Well, I guess we have no more. So I am going to thank you all for your interest and participation and support. We are extremely excited about the Bio Businesses transaction and this current milestone and the evaluation of statistical alternatives. We thank you for your patience over the last six to eight months and we wish you all a good day.
Jim Mack - Cambrex Corporation — President and CEO
Thank you very much.
Operator
Thank you for joining today’s conference call. You may now disconnect.

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Final Transcript
Oct. 24. 2006 / 9:30AM ET, CBM — Cambrex Conference Call

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